2005 CSFB ENERGY SUMMIT
Tuesday, February 1, 2005 – Vail Cascade Resort – 10:45 a.m.
Gerhard E. Kurz
Chairman and CEO
Seabulk International, Inc.

1. Title Chart

Thank you very much and good morning, everybody. It’s a pleasure to be here, particularly with the slopes looking pretty good. As some of you may know, Credit Suisse – or, I should say, an affiliate of Credit Suisse – is Seabulk’s single largest shareholder, so when they ask me to go to one of these meetings, I generally say yes. In this instance, it didn’t require much persuasion.

2. Forward-Looking Statements

Here is our cautionary statement for the record. By the way, the charts you’re seeing today will be available on our Website at www.seabulkinternational.com.

3. A Different Kind of Energy Transportation Company

The first thing to understand about Seabulk is that we have a unique group of businesses. Unlike a Tidewater or OSG, we are active in three different sectors of the maritime industry. Our Seabulk Offshore subsidiary operates one of the largest oilfield service fleets in the world. Our Seabulk Tankers subsidiary is the largest independent operator of Jones Act product tankers, with ten vessels. We also operate two foreign-flag vessels. Seabulk Towing, our third subsidiary, is a leading regional provider of harbor docking and offshore towing services in Florida and the Gulf of Mexico. So when you buy Seabulk, you get three companies, each operating in sectors with good growth potential. No one else offers this diversity of assets, and I believe it gives us a higher quality of earnings.

4. From Restructuring to Re-Growth

The last four years, since I became CEO, have seen a lot of changes at Seabulk:

•	We have new owners, led by Credit Suisse and the Carlyle/Riverstone partnership, who gave us a much-needed equity infusion in 2002.

•	We brought in a new management team – a group of very competent people with diverse maritime backgrounds and international operating experience.

•	We downsized a bloated and underutilized fleet, particularly in the offshore sector, where we disposed of more than 140 marginal units and trimmed the workforce by about one-third.

•	We focused on costs, consolidated and closed facilities, revamped our drydocking procedures and, in the process, took out about $50 million of annual operating costs.

•	We secured new financing in the form of a $150 million Senior Notes offering two years ago. That offering, combined with the equity infusion provided by our new owners, enabled us to both lower our debt and substantially reduce our debt service costs.

•	We introduced a new culture and a new attitude at Seabulk – a winning attitude that puts a premium on performance and accountability. We are a hardworking Company, and we take great pride in that.

•	The results of all our efforts are at last bearing fruit, as 2004 marks the return to profitability and growth, as shown on the next chart.

5. Highlights of Operations – Third Quarter 2004

I cannot give you full-year numbers as we do not report fourth quarter results until March 3. However, as you can see on the chart, we had a nine-month profit of $15.2 million or $0.64 cents per share, and we anticipate finishing the year at about $1.00 per share or better. Our EBITDA number grew by 30% in the third quarter to $33 million and totalled $87 million for the nine months. A good sign is the revenue number, which is up about 10% for the year and 12% in the third quarter. The restructuring is now complete. From here out, our focus is on growth.

6. Third Quarter 2004 Results by Segment

This chart shows our earnings breakdown by segment. As you can see, Seabulk Tankers is the biggest profit producer – contributing 62% of operating income on 43% of revenue. Seabulk Offshore, on the other hand, contributed only 25% of operating income on 45% of revenue. Seabulk Towing is a steady and consistent performer accounting for 12% of revenue and 13% of operating income.

7. Stock Price Performance

Our stock gained 48% in 2004. It also gained 48% in 2003. In 2002 it gained 56%. Now I cannot guarantee this kind of performance every year, but it’s a nice track record to have.

8. Upbeat Outlook

As we move into the new year, it is hard not to be upbeat, for all of the reasons you see listed on the screen:

•	Commodity prices are high, with crude oil near $50 a barrel and natural gas above $6 per mcf. This encourages new drilling.

•	Worldwide energy demand grew by more than 3% in 2004 and is expected to increase another 2% in 2005. That means a continued tight supply situation.

•	Tanker rates last year were the highest in my 40 years in the business; and while there has been some pullback in the international markets, our Jones Act ships and two foreign-flag product tankers have not been affected so far. In fact, we expect another excellent year from tankers in 2005.

•	In the offshore segment, the Gulf of Mexico is showing signs of renewed life. The North Sea market, in which we are not participating, is also rebounding, with indirect benefit for West Africa, where we are a major operator. As tonnage is relocated back to the North Sea, it helps to tighten the West African market. Worldwide rig demand and day rates are going up; and when rigs do well, offshore vessels also do well.

•	As a Company, we are benefiting from strong cash flows and an active offshore fleet replacement program, which I’ll get to in a moment.

9. Fleet Map

Our fleet of 148 vessels is almost evenly divided between domestic and foreign operations. Two-thirds of our offshore fleet is international, mainly in West Africa, the Middle East, Central and South America, and Southeast Asia. Most of our tankers, and our entire towing fleet, are U.S.-based. Our three divisions share many of the same customers, who are mainly the large, multinational oil companies. For example, Shell is a customer for all three of our units, as are BP and ExxonMobil.

10. Seabulk Offshore – Highlights

As you saw earlier, offshore services is our biggest business, accounting for about half our revenue. It is also the most cyclical. Our single largest market is West Africa, where we have 40 vessels contributing over half of offshore revenue. The Middle East and Far East together, with 30 vessels, contribute about 30% of revenue, and the U.S. Gulf 20%. The U.S. Gulf has been losing money for the last three years. We expect that to change in 2005, and that would make a big difference in our bottom line. In the meantime, we have moved some Gulf vessels to Mexico and are busy growing our international fleet, as shown on the next chart.

11. Growing the Fleet (2003 – 2005)

Since 2003 we have invested close to $100 million in upgrading our offshore fleet through a combination of newbuilds and bareboat charters. Fifteen new vessels are involved, and to date we have taken delivery of nine of them. Two more are due this year and four in 2006. All are destined for our international fleet and particularly West Africa. These new units not only maintain and strengthen our current market positions, but they also make important incremental contributions to revenue and net income.

12. Seabulk Offshore – Strategy

Our primary strategy in the offshore business is to further upgrade and modernize our fleet. Our marketing goal is to focus on growth areas outside the United States, such as Nigeria and Angola in West Africa, as well as Brazil and Mexico. In Asia, we are operating in countries like India, Vietnam, Thailand and Malaysia, all of which have great growth prospects.

13. Seabulk Tankers – Highlights

The jewels of our Company are our tankers. We operate the largest and most modern independently owned Jones Act product tanker fleet with ten vessels. Five of them are double-hulled, and no other new, double-hulled Jones Act tankers are on the horizon. We also own and operate two modern foreign-flag tankers. It’s a great business, and more and more investors are flocking to it because of the sharp rise in international freight rates and shipping equities. While the tanker business has its own cycles, particularly on the international side, we are largely protected because of the long-term nature of our contracts and the fact that most of our tankers operate in the protected Jones Act market.

14. Seabulk Tankers: Domestic Trade Routes

We operate on all three coasts of the United States and Alaska. In addition, one of them – the Seabulk Energy – is on a long-term contract delivering jet fuel from the Gulf of Mexico to Israel. Our most important domestic markets are the Florida and East Coast trades. We ship mostly gasoline, jet fuel and chemicals from refineries along the Gulf Coast to Florida and up the East Coast. Our two foreign-flag tankers worldwide.

15. Tanker Contracts

Our tanker contracts range from one to seven years, with most in the one to three-year category with options to renew. Of our 12 tankers, seven operate under long-term time charters with escalation provisions; three are fixed under contracts of affreightment, which gives us flexibility to take advantage of spot rates. The two foreign-flag tankers are in a pool, which allows them to maximize utilization and freight rates.

Our two largest customers are Citgo and Tesoro – Citgo in the Florida trade and Tesoro in the Alaska trade, but we also have contracts with Shell and BP. The former has been a customer for 30 years.

16. Tanker Attrition Under OPA 90

One of the reasons we feel optimistic about this business is the declining availability of U.S.-flag ships, which makes our fleet increasingly valuable. As you may know, the Oil Pollution Act of 1990 requires the phaseout of all single hull vessels by 2015 – that’s ten years from now. This will leave Seabulk with the only modern double-hull product tankers in this country. In fact, if no new vessels are built between now and then, the existing Jones Act fleet of about 45 vessels will shrink by half. The problem we are facing is the high cost of new construction, which makes it prohibitive to order new vessels unless market rates take a quantum leap. Already we are seeing signs of things to come, as freight rates for double-hull product tankers are moving above the $40,000 per day range, almost double the level of five years ago.

17. Seabulk Tankers – Strategy

Our game plan is to maintain contract flexibility between long-term charters and contracts of affreightment, to give us a steady stream of predictable earnings. We have made no secret of our objective to grow our tanker fleet, both domestically and internationally. Right now, tankers have become too expensive for purchase, but this too will change as more new tonnage enters the market.

18. Seabulk Towing

While we tend to talk a lot about our offshore and tanker businesses, we are not unmindful of the importance of our towing operation. Towing has certainly helped to pay our bills during the tough times and continues as a strong player in seven Florida and Gulf Coast ports. Our fleet of 26 tugs is state of the art and includes our trademark Ship Docking Module, or SDM, which you can see in the upper and lower corners of the slide.

19. Seabulk Towing – Strategy

The harbor towing business is characterized by long-term customer relationships and is somewhat affected by the volume of world trade, which is reflected in harbor traffic. We have a very flexible approach to maximize the use of our tugs and will go after any business that makes a profit, including offshore towing such as moving rigs or barges. This strategy has enhanced utilization and boosted revenues. A growing business for us is the LNG trade into Lake Charles, Louisiana, which is one of only four LNG receiving points in the U.S. at this time.

20. Commitment to Safety

Before summarizing, I want to say a word or two about safety. Nothing is more important to us. If you don’t run a safe operation, you’re out of business. People won’t hire you. There’s too much at stake in terms of lost revenue, injuries, clean-up costs, liability claims, and damage to reputation and image. So we are constantly emphasizing safe operations. We take pride in our safety and training programs and the fact that we are certified under all safety codes including the AWO’s Responsible Carrier Program.

21. Potential Earnings Growth in 2005

As we look ahead into 2005, we have reason to be upbeat. We will have three new vessels working in West Africa and two in Brazil. Each of these vessels will generate close to $4 million in annual revenue with EBITDA margins in excess of 50%. We are also anticipating a general improvement in offshore markets worldwide to further lift our revenue. On the tanker side, we expect Jones Act rates to continue their upward trend while international freight rates should remain reasonably firm.

We did a little sensitivity analysis and, as you can see on the chart, a $100 per day increase in day rates for our offshore fleet, which numbers 110 vessels, results in approximately $3.2 million of additional net income or $0.14 per share. Similarly, a $1,000 per day increase in tanker freight rates produces $3.9 million in additional net income or $0.17 per share. So there’s a lot of leverage in our earnings model.

22. Why Seabulk?

In conclusion, the outlook for this Company has, in my opinion, never been better.

•	We have a seasoned management team with broad experience in all aspects of the shipping industry.

•	We have a diversified and balanced asset base, with strong upside potential.

•	We have access to capital

•	As far as industry fundamentals are concerned, as long as the world needs oil and gas, we are right there to make it happen.

•	We have a conservative operating strategy, both in terms of cash management and how we run the business, and

•	We enjoy strong market positions in all three lines of business.

23. Logo

Thank you very much, and I will be happy to take your questions.

SLIDE 5

Highlights of Operations

3Q-04 Results
($ millions except per share)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2004	2003	2004		2003
Revenue	$89.4	$79.7	$259.1		$236.8
Operating & Administrative Expenses	56.3	54.2	172.2		156.8

EBITDA*	33.1	25.5	86.9		80.0
Depreciation & Drydocking	16.7	16.3	49.6		48.7
Gain on Vessel Sales	0.4	0.3	2.4		1.4

Income from Operations	16.8	9.5	39.7		32.7
Net Interest Expense	(8.3)	(9.0)	(24.7)		(25.1)
Other	(1.7)	(2.3)	0.2	**	(5.2)

Net Income (Loss)	$6.8	$(1.9)	$15.2		$2.4
* EBITDA is a non – GAAP financial measure. See Appendix for GAAP reconciliation.
**Includes a gain in the first quarter of 2004 of $4.5 million on the settlement of litigation.

SLIDE 24

APPENDIX – Regulation G Reconciliation

This presentation contains references to the non-GAAP financial measure of earnings before Interest, Taxes, Depreciation and Amortization, or EBITDA. Reconciliation of this financial measure to Income from Operations is shown below.

Reconciliation of EBITDA to Income from Operations
($ Millions)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2004	2003	2004	2003
Income from Operations	$16.8	$9.5	$39.7	$32.7
Depreciation	10.2	10.6	30.4	32.0
Drydocking	6.5	5.7	19.2	16.7
(Gain) on Vessel Sales	(0.4)	(0.3)	(2.4)	(1.4)
EBITDA	$33.1	$25.5	$86.9	$80.0